Exhibit 99.1
MacroGenics Announces Appointments of Emil Kuriakose, M.D., and Michael Vasconcelles, M.D., to Board of Directors
ROCKVILLE, MD, November 3, 2026 (GLOBE NEWSWIRE) -- MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on developing innovative antibody-based therapeutics for the treatment of cancer, today announced the appointments of Emil Kuriakose, M.D. and Michael Vasconcelles, M.D. as independent directors to its Board of Directors, effective October 30, 2026.
“We are pleased to welcome Emil and Mike to the MacroGenics Board,” said Eric Risser, President and Chief Executive Officer of MacroGenics. “Both bring extensive oncology drug development experience, including leadership across clinical development, regulatory strategy and portfolio management. Their perspectives will be valuable as we advance our pipeline of innovative product candidates and execute on our long-term strategic objectives.”

“Emil and Mike are distinguished industry leaders with established track records guiding innovative biotechnology companies through critical stages of growth and delivering substantial shareholder value,” said William Heiden, Chair of the MacroGenics Board of Directors. “Their experience and strategic insight will further strengthen our Board as we work to position MacroGenics for long-term success.”
Emil Kuriakose, M.D., is an experienced physician-executive with more than a decade of biopharmaceutical industry experience spanning oncology and metabolic disease drug development. Most recently, he served as Chief Medical Officer of Terns Pharmaceuticals, where he led clinical, regulatory, medical affairs and portfolio strategy across the company’s clinical-stage programs. During his tenure, he led development of TERN-701 in chronic myeloid leukemia and TERN-601 in obesity and played a central role in business development activities leading to Terns’ acquisition by Merck in 2026. Previously, Dr. Kuriakose served as Chief Medical Officer and in other senior clinical development roles at Calithera Biosciences and held positions of increasing responsibility at Novartis Oncology, where he contributed to the development, regulatory approval and launch of panobinostat for multiple myeloma. He currently serves as an Entrepreneur in Residence at NextBio Capital and as Founder and Principal of Kure Consulting Services. Dr. Kuriakose received his M.D. from SUNY Stony Brook University School of Medicine and completed his hematology/oncology fellowship at Weill Cornell Medical College and a research fellowship at Memorial Sloan Kettering Cancer Center.
Michael Vasconcelles, M.D., is a life sciences executive and hematologist-oncologist with approximately 35 years of experience spanning academic medicine, oncology research and development, medical affairs and executive leadership. Most recently, he served as Head of Research and Development at Day One Biopharmaceuticals, where he helped expand the company’s pipeline beyond OJEMDA® (tovorafenib), including through its acquisition of Mersana Therapeutics. Previously, Dr. Vasconcelles served as Executive Vice President and Head of Research, Development and Medical Affairs at ImmunoGen, where he helped advance the organization into a vertically integrated biotechnology company and supported the global launch and lifecycle strategy for ELAHERE® (mirvetuximab soravtansine). He has also served as Chief Medical Officer at Flatiron Health and Unum Therapeutics and as Global Head of the Oncology Therapy Area Unit at Takeda Pharmaceuticals. Earlier in his career, he held oncology leadership roles at Genzyme and served on the faculty of Harvard Medical School and as a staff physician at Brigham and Women’s Hospital and Dana-Farber Cancer Institute. Dr. Vasconcelles currently serves as an independent director of Molecular Partners AG and Kura Oncology, Inc. He received his B.A. and M.D. from Northwestern University.
About MacroGenics, Inc.
MacroGenics (the Company) is a biopharmaceutical company focused on developing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product

Exhibit 99.1
candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics’ technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company’s website at www.macrogenics.com. MacroGenics, and the MacroGenics logo are trademarks or registered trademarks of MacroGenics, Inc.
Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for MacroGenics (“Company”), including statements about the Company’s strategy, future operations, clinical development of and regulatory plans for the Company’s therapeutic candidates, expected timing of the release of clinical updates and safety and efficacy data for the Company’s ongoing clinical trials, anticipated cash runway and other statements containing the words “subject to”, "believe", “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential”, “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy, including our ability to execute on our key strategic priorities for 2026, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks that any product candidate’s revenue, expenses and costs may not be as expected; risks relating to any other product candidate’s market acceptance, competition, reimbursement and regulatory actions; future data updates for any product candidates, including timing and results of efficacy and safety data with respect to any product candidates in ongoing clinical trials; the uncertainties inherent in the initiation and enrollment of future clinical trials; the availability of financing to fund the internal development of our product candidates; expectations regarding the expansion of ongoing clinical trials; expectations for the timing and steps required in the regulatory review process; expectations for regulatory approvals; expectations of future milestone payments; the impact of competitive products; our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates; business, economic or political disruptions due to catastrophes or other events, including natural disasters, terrorist attacks, civil unrest and actual or threatened armed conflict, or public health crises; costs of litigation and the failure to successfully defend lawsuits and other claims against us; risks related to the transition of the CDMO operations to the purchaser following the sale of our CDMO operations; and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.
CONTACTS
Jim Karrels, Senior Vice President, CFO
1-301-251-5172
info@macrogenics.com
Argot Partners
1-212-600-1902
macrogenics@argotpartners.com